   As filed with the Securities and Exchange Commission on September 15, 1997
                                                    Registration No. -

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                              REGISTRANT STATEMENT
                                      UNDER
                       THE SECURITIES EXCHANGE ACT OF 1933

                          ALLIED WASTE INDUSTRIES, INC.
               (Exact name of registrant as specified in charter)

     DELAWARE                                      4953                                     88-0228636
(State of other jurisdiction           (Primary Standard Industrial                      (I.R.S. Employer
of incorporation or organization)       Classification Code Number)                   Identification Number)

                    15880 N. Greenway/Hayden Loop, Suite 100
                            Scottsdale, Arizona 85260
                                 (602) 423-2946

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Henry L. Hirvela
                             Chief Financial Officer
                          Allied Waste Industries, Inc.
                   15880 North Greenway-Hayden Loop, Suite 100
                            Scottsdale, Arizona 85260
                                 (602) 423-2946

                                 With copies to:

                                 Robert G. Reedy
                             Porter & Hedges, L.L.P.
                            700 Louisiana, 35th Floor
                              Houston, Texas 77002
                                 (713) 226-0600

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered in connection with the termination of a holding company and there is compliance with General Instruction G, check the following box / /.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering / /.

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering / /.

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                        Proposed            Proposed
                                                         Maximum             Maximum
                                                        Offering            Aggregate               Amount of
Title of Each Class of          Amount to               Price Per           Offering              Registration
Securities to be Registered   be registered (1)         Share (1)           Price (1)                Fee (1)
--------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share.............     7,000,000                $16.44           $115,080,000               $34,873
==============================================================================================================

(1) Pursuant to Rule 457(c), National Market tier of the registration fee is calculated based on the average of the high and low prices for the Common Stock, as reported on the National Market tier of the Nasdaq Stock Market Inc. on September 9, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         PURSUANT TO THE PROVISIONS OF RULE 429 OF THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO 2,169,306 SHARES OF COMMON STOCK COVERED BY THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4 (REG. NO. 333-03585). THE REGISTRATION FEES WITH RESPECT THERETO WERE PREVIOUSLY PAID.

                                9,169,306 SHARES

                          ALLIED WASTE INDUSTRIES, INC.

                                  COMMON STOCK


         This Prospectus covers shares of common stock, par value $.01 per share (the "Common Stock"), that may be issued from time to time in the future by Allied Waste Industries, Inc. ("Allied" or the "Company") on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible notes issued in connection with such acquisitions of other assets, businesses or securities.

         It is expected that the terms of acquisitions involving the issuance of the shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The last reported sale price for the Common Stock on the National Market tier of the Nasdaq Stock Market, Inc. ("Nasdaq") (Symbol: "AWIN") on September 12, 1997 was $18.00 per share.

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVED CERTAIN RISKS. SEE "RISK FACTORS" WHICH BEGINS ON PAGE 4 OF THIS PROSPECTUS.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



               The date of this Prospectus is September 15, 1997.

                               TABLE OF CONTENTS


         Section                                                            Page
         -------                                                            ----
Available Information                                                         2
Incorporation of Certain Documents By Reference                               3
Summary                                                                       3
Risk Factors                                                                  4
Acquisition Terms                                                            10
Legal Matters                                                                10
Experts                                                                      10

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and World Trade Center, 13th Floor, New York, New York 10007, and at the Commission's site on the World Wide Web at http://www.sec.gov. The Common Stock is listed on Nasdaq, and material filed by the Company can be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form S-4 (Reg. No. 333-03585) and a Registration Statement on Form S-4 (Reg. No. 333-_____), including any amendments thereto, under the Securities Act of 1933, with respect to the shares of Common Stock offered hereby (the "Registration Statements"). This Prospectus does not contain all the information set forth in the Registration Statements and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statements and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract of any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements. Each such statement is qualified in all respects by reference to such exhibit. The Registration Statements, including exhibits and schedules thereto, are on file at the offices of the Commission and may be inspected without charge. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549, at prescribed rates.

         A copy of Allied's Annual Report on Form 10-K, as amended, for the most recently completed fiscal year is included with this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FORM ALLIED WASTE INDUSTRIES, INC., 15880 NORTH GREENWAY/HAYDEN LOOP, SUITE 100, SCOTTSDALE, AZ 85260, ATTENTION: INVESTOR RELATIONS, TELEPHONE (602) 423-2946. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE DATE
ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference (i) the Company's Annual Report on form 10-K for the year ended December 31, 1996, as amended; (ii) the Company's Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 1997 and June 30, 1997; (iii) the Company's Definitive Proxy Materials in accordance with Schedule 14A dated June 11, 1997; (iv) the Company's Current Reports on Form 8-K, as amended, dated January 9, 1997, January 30, 1997, February 19, 1997, May 2, 1997 and August 27, 1997, and (v)
all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequently to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

         Any statement continued herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                    SUMMARY

         Allied is the fifth largest non-hazardous solid waste management company in the United States, as measured by revenues. Allied serves 1.4 million customers through operations in 21 states located primarily in the midwest, northeast, southeast and southwest United States. The principal executive offices of Allied are located at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona, 85260 and its telephone number is (602) 423-2946.

         This Prospectus covers shares of Common Stock, that may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities or on the payment of dividends on or conversion of shares of preferred stock or convertible notes issued in connection with such acquisitions.

                                  RISK FACTORS


         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock.


RISKS ASSOCIATED WITH ALLIED'S STRATEGY; POTENTIAL DIFFICULTY IN OBTAINING SUITABLE LANDFILLS, COLLECTION OPERATIONS, TRANSFER STATIONS AND PERMITS

         Allied's strategy depends on its ability to identify and acquire appropriate landfills, collection operations and transfer stations. There can be no assurance that Allied will be able to locate appropriate acquisition candidates, that any identified candidates will be acquired or that acquired operations will be integrated effectively or prove profitable. Completion of an acquisition requires the expenditure of sizable amounts of capital and the competition among companies pursuing an acquisition strategy may increase capital requirements. Allied could be forced to alter its strategy in the future if such candidates become unavailable or too costly. In addition, obtaining permits to operate non-hazardous solid waste landfills has become increasingly difficult and expensive, often taking a number of years to obtain, requiring numerous hearings and compliance with zoning, environmental and other regulatory measures, and often being subject to resistance from citizen or other groups. There can be no assurance that Allied will be successful in obtaining the permits it requires, and an inability to receive such permits could have an adverse effect on Allied's future results of operations. In some areas, suitable land may be unavailable for new landfill sites. There can be no assurance that Allied will be successful in obtaining new landfill sites or expanding the permitted capacity of its current landfills once its landfill capacity has been consumed. In such event, Allied could be forced to dispose of collected waste at landfills operated by its competitors, which could have an adverse effect on Allied's landfill revenues and collection expenses.

LIMITED OPERATING HISTORY IN REGARD TO ACQUIRED BUSINESSES

         Allied has a limited operating history with regard to a significant portion of its operations. During 1996, Allied acquired 21 companies, excluding the Laidlaw Acquired Businesses (as defined below), which collectively comprised approximately $78.8 million or 31.9% of Allied's revenue in 1996. In December 1996, Allied acquired (the "Laidlaw Acquisition") substantially all of the non-hazardous solid waste management businesses conducted by Laidlaw Inc. ("Laidlaw") in the United States and Canada. On a pro forma basis after giving effect to the sale by Allied of all of the Canadian solid waste business acquired in the Laidlaw Acquisition, the businesses acquired from Laidlaw, (the "Laidlaw Acquired Businesses") generated revenues for the twelve months ended November 30, 1996 of approximately $494.5 million. The revenues for the year ended December 31, 1996 generated by the operations of Allied excluding such Laidlaw Acquired Businesses were approximately $246.7 million.

         Allied expects to continue to acquire appropriate landfills, collection operations and transfer stations in the future. The financial position and results of operations of Allied will depend to a large extent on Allied's ability to integrate acquired operations effectively and to realize expected financial benefits and operational efficiencies. There can be no assurance that Allied's efforts to integrate acquired operations will be effective, or that expected financial benefits and operational efficiencies will be realized. Failure to effectively integrate acquired operations could have an adverse effect on Allied's future results of operations. As Allied continues to pursue its acquisitions strategy in the future, its financial position and results of operations may fluctuate significantly from period to period.

CAPITAL REQUIREMENTS AND LIMITED WORKING CAPITAL

    Allied intends to fund its cash needs through cash flow from operations and borrowings under the Amended and Restated Bank Agreement dated June 5, 1997 among Allied, Allied Waste North America, Inc., a wholly-owned subsidiary of Allied ("AWNA"), Credit Suisse First Boston, Citibank, N.A., Goldman Sachs Credit Partners, L.P. and the other bank lenders named therein (the "Amended Bank Agreement") and its equipment lease facilities. Because of the capital intensive nature of the solid waste industry, Allied may use amounts in excess of the cash generated from operations to retire and service debt and fund acquisitions, landfill development and capital expenditures. A substantial portion of Allied's available cash will be required to be applied to service indebtedness, which is expected to include approximately $203.6 million in annual principal and interest payments. During 1997, Allied also expects to spend approximately $172 million for capital, closure and post-closure and remediation expenditures and has provided approximately $264.6 million in financial assurance obligations related to its landfill operations. Amounts expended on capital expenditures and financial assurance obligations will increase as a result of any acquisitions or expansions of Allied's operations. As a result of these capital requirements, Allied may periodically have low levels of working capital or be required to finance working capital deficits.

    Further regulatory action by federal, state and local governments could accelerate expenditures for closure and post-closure monitoring and obligate Allied to spend sums in addition to those presently reserved for such purposes. These factors, together with the other factors discussed above, could substantially increase Allied's operating costs and impair Allied's ability to invest in its facilities.

    Allied's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of Allied believes that available cash flow, together with available borrowing under the Amended Bank Agreement, and other sources of liquidity, will be adequate to meet Allied's anticipated future requirements for working capital, letters-of-credit, capital expenditures and scheduled payments of principal of, and interest on debt incurred under the Amended Bank Agreement, and interest on AWNA's 10 1/4% Senior Subordinated Notes due 2006 (the "AWNA Notes") and, commencing December 1, 2002, on Allied's 11.30% Senior Discount Notes due 2007 (the "Allied Notes"). However, the principal payments at maturity on the AWNA Notes and the Allied Notes may require refinancing. There can be no assurance that Allied's business will generate sufficient cash flow from operations or that future financings will be available in an amount sufficient to enable Allied or AWNA to service its indebtedness or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms, or at all. Additionally, depending on the timing, amount and structure of any future acquisitions and the availability of funds under the Amended Bank Agreement, Allied may need to raise additional capital to fund the acquisition and integration of additional solid waste businesses. There can be no assurance that Allied will be able to secure such additional funding on favorable terms, if at all.

RISK OF COMPETITION FROM OTHER COMPANIES AND MUNICIPALITIES; LANDFILL
ALTERNATIVES

    The non-hazardous solid waste industry is led by five large national waste management companies, one of which is Allied, and includes numerous regional and local companies, all of which contribute to the high level of competition that characterizes the industry. Some of these companies have considerably greater financial and operational resources than Allied. In addition, cities and counties that operate their own waste collection and disposal facilities often enjoy the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions.

    Alternatives to landfill disposal, such as recycling and composting, are increasingly being used, and incineration continues to be utilized in some markets in which Allied operates. There has also been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This trend may result in a reduction in the volume of waste going to landfills in certain areas, which may affect Allied's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which Allied operates landfills have adopted plans or requirements that set goals for specified percentages of certain solid waste items to be recycled. These recycling goals will be phased in over the next few years.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT; DEPENDENCE ON DISTRIBUTIONS FROM SUBSIDIARIES

    Allied has substantial indebtedness with significant debt service requirements and is highly leveraged. At June 30, 1997, Allied's consolidated debt was approximately $1,439.7 million and stockholders' equity was approximately $208.2 million. The degree to which Allied is leveraged has important consequences, including the following: (i) the ability of Allied to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired, (ii) a substantial portion of Allied's cash flow from operations is required to be dedicated to the payment of principal and interest on its debt, thereby reducing funds available to Allied for other purposes, (iii) Allied's flexibility in planning for or reacting to changes in market conditions may be limited, (iv) Allied may be more vulnerable in the event of a downturn in its business and (v) to the extent of Allied's outstanding debt under its Amended Bank Agreement at variable rates that have not been hedged, Allied will be vulnerable to increases in interest rates.

    The ability of Allied to meet its debt service obligations will depend on the future operating performance and financial results of Allied, which will be subject in part to factors beyond the control of Allied. Although Allied believes that its cash flow will be adequate to meet its interest payments, there can be no assurance that Allied will continue to generate earnings in the future sufficient to cover its fixed charges. If Allied is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the Amended Bank Agreement or from other sources, it may be required to refinance all or a portion of its existing debt or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which Allied could realize therefrom. In addition, the terms of certain of its debt restrict Allied's ability to sell assets and Allied's use of the proceeds therefrom.

    Allied holds all of its assets and conducts all of its operations through its subsidiary AWNA and AWNA's subsidiaries. Allied thus derives all of its operating income and cash flow from AWNA and must rely upon distributions from AWNA to generate the funds necessary to meet its obligations. If for any reason, including a shortfall in anticipated operating results or proceeds from asset sales, AWNA were unable to meet its debt service obligations, it would be in default under the terms of certain of its debt. In the event of such a default, the holders of such debt could elect to declare all of such debt immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under such debt. In addition, such holders could proceed against any collateral which, in the case of certain debt, consists of the capital stock of AWNA and its subsidiaries and substantially all of the assets of AWNA and its subsidiaries. Any default with respect to any of AWNA's debt could result in a default under other debt or result in the bankruptcy of AWNA.

RESTRICTIONS IMPOSED BY THE AMENDED BANK AGREEMENT, THE ALLIED NOTES AND THE AWNA NOTES

    The Amended Bank Agreement and the indentures relating to the Allied Notes and the AWNA Notes contain a number of significant covenants that, among other things, will restrict the ability of Allied and its subsidiaries to dispose of assets, incur additional indebtedness, incur liens on property or assets, repay other indebtedness, pay dividends, enter into certain investments or transactions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect Allied's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of Allied. In addition, the Amended Bank Agreement also requires Allied to maintain compliance with certain financial ratios. The ability of Allied to comply with such ratios may be affected by events beyond Allied's control. A breach of any of these covenants or the inability of Allied to comply with the required financial ratios could result in a default under the Amended Bank Agreement or either or both of the indentures relating to the Allied Notes and the AWNA Notes. In the event of any such default under the Amended Bank Agreement, the lenders under the Amended Bank Agreement could elect to declare all borrowings outstanding under the Amended Bank Agreement, together with accrued interest and other fees, to be due and payable, to require Allied to apply all of its available cash to repay such borrowings or to prevent Allied from making debt service payments on any indebtedness of Allied. If Allied were unable to repay any such borrowings when due, the lenders could proceed against their collateral. In the event of a default under the indenture relating to the Allied Notes or the AWNA Notes, the holders of such notes could elect to declare such notes to be due and payable. If the indebtedness under the Amended Bank Agreement, the Allied Notes or the AWNA Notes were to be accelerated, the assets of Allied and/or AWNA might be insufficient to pay amounts due on other debt securities then outstanding.

RELIANCE ON MANAGEMENT

    Allied relies and will continue to rely significantly on the services of its senior management team. Allied could be adversely affected if any member of the senior management team were unwilling or unable to continue in Allied's employ. There can be no assurance that Allied will be successful in hiring or retaining qualified personnel to meet this demand.

COST OF COMPLIANCE WITH ENVIRONMENTAL REGULATIONS; RISK OF FUTURE LITIGATION

    The scope and stringency of laws and regulations designed to protect the environment have increased dramatically. Compliance with the evolving and expanding regulatory requirements, including the adoption in October 1991 of Subtitle D regulations ("Subtitle D") pursuant to the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), has been and will continue to be costly. Rigorous regulatory standards require waste management companies to enhance or replace equipment and to modify landfill operations or, in some cases, to close landfills. There can be no assurance that Allied will be able to implement price increases sufficient to offset the cost of complying with these standards. In addition, environmental regulatory changes could accelerate expenditures for closure and post-closure monitoring at solid waste facilities and obligate Allied to spend sums in addition to those presently accrued for such purposes. These factors could increase substantially Allied's operating costs as well as the possibility of the impairment of Allied's investment in its facilities.

    In addition to the costs of complying with environmental regulations, Allied will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on Allied for alleged failure to comply with laws and regulations or to revoke or to deny the renewal of, Allied's permits and licenses. In addition, governmental agencies, as well as surrounding landowners, may assert claims against Allied alleging environmental damage or violations of permits and licenses pursuant to which Allied operates. Citizens' groups have become increasingly active in challenging the grant or renewal of permits and licenses, and responding to such challenges has further increased the costs associated with permitting new facilities or expanding current facilities. A significant judgment against Allied, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse affect on Allied's financial condition.

    Certain of Allied's waste disposal operations traverse state boundaries. Such operations could be adversely affected if the federal government or a state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage disposal, within state boundaries, of waste collected outside of the state.

    As a condition to the Laidlaw Acquisition, Allied engaged Emcon Environmental Services, Inc. ("Emcon"), an independent environmental consultant, to conduct environmental assessments of the Acquired Subsidiaries and to prepare a report reflecting its findings (the "Emcon Environmental Report").

    In the Emcon Environmental Report, Emcon identified several contaminated landfills and other locations owned by the Laidlaw Acquired Businesses, that could pose significant sources of liability to the Laidlaw Acquired Businesses. The costs of performing the investigation, design, remediation and allocation of responsibility to the subsidiaries of Allied vary significantly between sites. Based on information available to Allied, Allied recorded a provision of $51.5 million for environmental matters, including closure and post-closure costs, in the 1996 consolidated statement of operations and expects these amounts to be disbursed over the next 30 years. The actual liability at these sites cannot currently be determined due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the ultimate apportionment of responsibility among such potentially responsible parties.

    The representations made by the Laidlaw sellers in the Stock Purchase Agreement, dated September 17, 1996, among Allied, Laidlaw and the other sellers named therein (the "Laidlaw Sellers") relating to the Laidlaw Acquisition (the "Laidlaw Acquisition Agreement") with respect to the environmental matters (i) terminated on the closing of the Laidlaw Acquisition as to all matters disclosed in writing to Allied at least five business days prior to the closing or disclosed with specificity in the Emcon Environmental Report and (ii) will terminate on the third anniversary of the closing of the Laidlaw Acquisition as to all matters other than those described in clause (i) and which are known to Laidlaw or the Laidlaw Sellers on the closing date. The Laidlaw Acquisition Agreement further provided that Laidlaw and the Laidlaw Sellers' indemnification obligations with respect to environmental matters would be limited to the amount by which the aggregate of all such damages exceeded a $1.0 million basket, without giving effect to any materiality qualifications. At the closing of the Laidlaw Acquisition, Allied and the Laidlaw Sellers entered into a Special Environmental Indemnity, which provided that the indemnity in respect of properties located at Etobicoke, Ontario, Delafield, Wisconsin and Gary Lagoons, Indiana would not be subject to the three-year limitation or any basket. Allied and Laidlaw have further agreed that the indemnity for damages arising out of the Etobicoke, Ontario and Delafield, Wisconsin sites will be limited to a three-year period from the closing of the Laidlaw Acquisition and to an amount in excess of $25.0 million with the $25.0 million basket to be reduced by any damages to which the basket in the Laidlaw Acquisition Agreement applies.

HAZARDOUS SUBSTANCES LIABILITY

    The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), has been interpreted to impose joint and several liability on current and former owners or operators of facilities at which there has been a release or a threatened release of a "hazardous substance" and on persons who generate, transport or arrange for the disposal of such substances at the facility. Hundreds of substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting such a cleanup can be significant. Notwithstanding its efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, such substances may be present in waste collected by Allied or disposed of in its landfills, or in waste collected, transported or disposed of in the past by acquired companies. Cleanup liability may also arise under various state laws similar to CERCLA and other corrective action procedures. As used in this Prospectus, "non-hazardous waste" means substances, including asbestos, that are not defined as hazardous waste under federal regulations.

POTENTIAL UNDISCLOSED LIABILITIES ASSOCIATED WITH ACQUISITIONS

    In connection with any transaction made by Allied there may be liabilities that Allied fails or is unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which Allied, as a successor owner, may be responsible.

POTENTIAL UNINSURED OR UNDERINSURED ENVIRONMENTAL LIABILITIES

    As is typically the case in the solid waste industry, Allied is able to obtain only very limited environmental impairment insurance regarding its landfills. An uninsured or underinsured claim of sufficient magnitude would require Allied to fund such claim from cash flow generated by operations or borrowings under the Amended Bank Agreement or other sources of liquidity. There can be no assurance that Allied would be able to fund any such claim from operations, the Amended Bank Agreement or elsewhere.

LAIDLAW TAX INDEMNIFICATION

    Laidlaw has disclosed to Allied the existence of a tax controversy (the "Tax Controversy") in the amount of more than $385 million with the United States Internal Revenue Service (the "IRS") involving the consolidated U.S. federal income tax liability for the fiscal years 1986 through 1991 of the members of an affiliated group of corporations (the "Laidlaw Transportation U.S. Consolidated Tax Group") within the meaning of Section 1504(c) of the Internal Revenue Code ("IRC"), of which Laidlaw Transportation is the common parent corporation (which includes Laidlaw Transportation, Inc. ("Laidlaw Transportation"), those Laidlaw Acquired Businesses which are incorporated in the U.S. (the "LSW U.S. Subsidiaries"), and other U.S. subsidiaries of Laidlaw Transportation which were not acquired in the Laidlaw Acquisition). The Laidlaw Transportation U.S. Consolidated Tax Group has also received notice that fiscal years 1992, 1993 and 1994 will be examined regarding this issue. Under Treasury Regulations promulgated under Section 1502 of the IRC, each member of the Laidlaw Transportation U.S. Consolidated Tax Group including each LSW U.S. Subsidiary, is or could be severally liable for United States federal income tax liabilities of the entire Laidlaw Transportation U.S. Consolidated Tax Group, including all amounts at issue in the Tax Controversy which are ultimately determined to be owed.

    Allied has obtained an indemnity from Laidlaw and Laidlaw Transportation which covers the amounts at issue in the Tax Controversy for which any LSW U.S. Subsidiary may ultimately be found liable. The obligation of Laidlaw and Laidlaw Transportation to indemnify Allied in respect of amounts at issue in the Tax Controversy is a general, unsecured obligation of Laidlaw and Laidlaw Transportation. The ability of Laidlaw and Laidlaw Transportation to pay and fulfill such indemnification obligation will depend on the financial condition of Laidlaw and Laidlaw Transportation at the time of any required performance of such obligation, as to which Allied has no assurance.

IMPACT OF ADVERSE WEATHER CONDITIONS

    The collection and landfill operations of Allied could be adversely affected by protracted periods of inclement weather which delay the development of landfill capacity, the transfer of waste or reduce the volume of waste generated. There can be no assurance that protracted periods of inclement weather will not have a material adverse effect on Allied's future results of operations.

                               ACQUISITION TERMS

         This Prospectus covers shares of Common Stock, that may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities or on the payment of dividends on or conversion of shares of preferred stock or convertible notes issued in connection with such acquisitions.

         It is expected that the terms of acquisitions involving the issuance of the shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of Common Stock offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.


                                    EXPERTS

         The audited consolidated financial statements of Allied incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

         The audited consolidated financial statements of Laidlaw Solid Waste Management Group incorporated by reference in this Prospectus and elsewhere in the Registration Statement have ben audited by Coopers & Lybrand, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

         The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

         The Company's Certificate of Incorporation and Bylaws require the Company to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under the Company's Bylaws. The Company's Certificate limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

         The Company has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws. The Company has entered into indemnification agreements to indemnify its directors to the extent permitted under Delaware law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following is a list of all the exhibits and financial statement schedules filed as part of the Registration Statement.

   (a) EXHIBITS

      EXHIBIT NO                             EXHIBIT
      ----------                             -------

         5.1           -- Opinion of Porter & Hedges, L.L.P.

         23.1          -- Consent of Arthur Andersen LLP

         23.2          -- Consent of Coopers & Lybrand

         23.3          -- Consent  of Porter & Hedges, L.L.P. (included in its
                          opinion filed as Exhibit 5.1 hereto).

         24            -- Power of Attorney (included on the signature
                          page to the originally filed Registration
                          Statement).

   (b) FINANCIAL STATEMENT SCHEDULES

   Schedules are omitted since the information required to be submitted has been included in the Consolidated Financial Statements of Allied Waste Industries, Inc. or the notes thereto, or the required information is not applicable.

ITEM 22.  UNDERTAKINGS

   The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on September 15, 1997
                                       ALLIED WASTE INDUSTRIES, INC.

                                       By:     /s/HENRY L. HIRVELA
                                           ------------------------------
                                                  Henry L. Hirvela
                                       Vice President - Chief Financial Officer

                               POWER OF ATTORNEY

         Each of the undersigned hereby appoints Roger A. Ramsey, Henry L. Hirvela, Peter S. Hathaway, and each of them, with full power to act alone, as attorney and agents for the undersigned, with full power of substitution, for and in the name place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated on September 15, 1997

         SIGNATURE                                                      TITLE
         ---------                                                      -----

/s/ ROGER A. RAMSEY                                  Chairman of the Board of Directors
----------------------------------
Roger A. Ramsey

/s/ THOMAS H. VAN WEELDEN                            Director, President and Chief Executive Officer
----------------------------------                           (Principal Executive Officer)
Thomas H. Van Weelden

/s/ HENRY L. HIRVELA                                 Vice President - Chief Financial Officer
----------------------------------                            (Principal Financial Officer)
Henry L. Hirvela

/s/ PETER S. HATHAWAY                                Vice President - Chief Accounting Officer
----------------------------------                         (Principal Accounting Officer)
Peter S. Hathaway

/s/ NOLAN LEHMANN                                    Director
----------------------------------
Nolan Lehmann

/s/ ALAN B. SHEPARD                                  Director
----------------------------------
Alan B. Shepard

/s/ BRIAN A. O'LEARY                                 Director
----------------------------------
Brian A. O'Leary

/s/ DAVID B. KAPLAN                                  Director
----------------------------------
David B. Kaplan

/s/ MICHAEL GROSS                                    Director
----------------------------------
Michael Gross

/s/ ANTONY P. RESSLER                                Director
----------------------------------
Antony P. Ressler

/s/ HOWARD A. LIPSON                                 Director
----------------------------------
Howard A. Lipson

/s/ DENNIS HENDRIX                                   Director
----------------------------------
Dennis Hendrix

/s/ WARREN B. RUDMAN                                 Director
----------------------------------
Warren B. Rudman

/s/ VINCENT TESE                                     Director
----------------------------------
Vincent Tese